Exhibit 23.4

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”). and we have been engaged by J-Long Group Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F- 1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

We do not assume responsibility for updating our report as of any date subsequent to the date of the Reports and assume no responsibility for advising you of any changes with respect to any matters described in the report that may occur subsequently.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Ms. Xiao Hongxuan
Ms. Xiao Hongxuan
China Commercial Law Firm
Date: 15 December 2023

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

Http/www.huashang.cn

Add/21-26/F, Hong Kong CTS Tower,No.4011, Shennan Boulevard, Futian District, Shenzhen , P.R.C